EXHIBIT 99.1

Hub Group, Inc. Reports First Quarter 2024 Results

Highlights:

  Diluted earnings per share (EPS) of $0.44 for the quarter
  First quarter revenue of $1.0 billion
  GAAP Quarterly operating income of $37 million (3.7% of revenue)
  Executing on Capital Allocation Plan including completing our stock split, purchasing $26 million of shares during the quarter and paying the company’s first quarterly cash dividend of $0.125 per common share
  Ended the quarter with cash and cash equivalents of $195 million
  Integration of Final Mile acquisition is ahead of our expectations and contributed $64 million to revenue in the first quarter
  Recognized by The Home Depot® as the 2023 Intermodal Carrier of the Year, Online Big & Bulky Carrier of the Year, and the Dedicated Van Carrier of the Year. Named Outstanding Partnership of the Year by Target®.

OAK BROOK, Ill., April 25, 2024 (GLOBE NEWSWIRE) --  Hub Group, Inc. (NASDAQ: HUBG) announced first quarter 2024 net income of $27 million and diluted earnings per share of $0.44. Net income for first quarter 2023 was $62 million, or $0.94 per diluted share.

“I am pleased with the team’s performance in the first quarter, resulting in $1.0 billion of revenue, in-line with fourth quarter performance despite normal seasonal declines and challenging market conditions. Our yield management, cost containment and operating efficiency initiatives resulted in operating income margin of 3.7% of revenue, an improvement over the fourth quarter. The team continues to execute on our key strategic priorities including diversification of our business and a focus on cost management that will lead to enhanced earnings stability and growth over the long term,” said Phil Yeager, Hub Group’s Vice Chairman of the Board of Directors, President and Chief Executive Officer.

First Quarter 2024 Results

Consolidated revenue for the first quarter of 2024 was $1.0 billion as compared to $1.2 billion in first quarter 2023. The revenue decline was driven by the impact of the January winter storm, lower volumes in ITS and brokerage, and lower fuel revenue, partially offset by contributions from the Final Mile acquisition. Purchased transportation and warehousing costs as a percent of revenue decreased 1.1% to prior year due to the impact of the Final Mile acquisition and Hub’s cost management efforts as drayage, equipment, rail and repositioning costs decreased in the quarter. As anticipated, salaries and benefits increased from the prior year due to merit and incentive compensation increases as well as headcount associated with the acquisition, excluding the acquisition, legacy headcount declined by 9%. Insurance and claims costs were in-line with prior year as we continue to make safety a top priority. Depreciation and amortization expense increased as compared to prior year driven by the Final Mile acquisition. General and administrative expenses increased $1.7 million as compared to prior year driven by costs associated with the integration of the Final Mile acquisition of $2.7 million, partially offset by cost management efforts. Gain on sale was minimal, whereas the prior year benefitted from strong used truck pricing resulting in a headwind of $3.5 million. Operating income for the first quarter was $37 million (3.7% of revenue) as compared to $78 million (6.8% of revenue) in the prior year. EBITDA (non-GAAP) for the quarter was $87 million.

First quarter Intermodal and Transportation Solutions (“ITS”) Segment revenue was $552 million, as compared to $709 million in the prior year due to soft market conditions, lower accessorial revenue, lower fuel revenue of $32 million, and lower volumes of 10%. ITS operating income decreased to $13 million (2.4% of revenue) due to January storms, as well as start-up costs and a larger than expected auto claim settlement in our Dedicated line of business.

First quarter Logistics Segment revenue was $480 million, an increase of 2.4% compared to $469 million in the prior year, as Final Mile revenue more than offset lower revenue per load in our brokerage business. First quarter operating income was $24 million, or 5.0% of revenue a decline of 1.1% from prior year as positive contribution from the acquisition only partially offset lower brokerage margin.

Capital expenditures for the first quarter of 2024 totaled $18 million as we continued to invest in our tractor fleet, technology, and expansion of our multipurpose warehouse footprint. As of March 31, 2024, we had cash and cash equivalents of $195 million following the acquisition of Final Mile for $261 million in the fourth quarter. In the first quarter, we completed our 2-for-1 stock split, purchased $26 million of HUBG shares and paid the company’s first quarterly cash dividend of $0.125 per common share.

2024 Outlook

We expect our 2024 diluted earnings per share will range from $1.80 to $2.25. We estimate revenue of approximately $4.3 to $4.7 billion for the full year and we continue to project an effective tax rate of approximately 24%. We expect capital expenditures for the full year in the range of $45 million to $65 million.

Non-GAAP Financial Measure

In this press release, we present a certain non-GAAP financial measure. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of this non-GAAP financial measure to the most directly comparable measures under GAAP, along with an explanation why management believes this non-GAAP financial measure provide relevant and useful information. This non-GAAP financial measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on April 25, 2024 to discuss our first quarter 2024 results.

Hosting the conference call will be Phil Yeager, Vice Chairman of the Board of Directors, President and CEO. Also participating on the call will be Brian Alexander, Executive Vice President, Chief Operating Officer, and Kevin Beth, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please pre-register at https://register.vevent.com/register/BIa963a2fc05ca4d6e8871ed6c9e9f700e to receive the dial-in number and unique PIN. On the day of the call, dial in approximately ten minutes prior to the scheduled call time and enter the unique participant PIN received during registration. The call will be limited to 60 minutes, including questions and answers. An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical facts are forward-looking statements, provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that might cause the actual performance of Hub Group to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. Further information on the risks that may affect Hub Group’s business is included in filings it makes with the SEC from time to time, including those discussed under the “Risk Factors” section in Hub Group’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. Hub Group assumes no obligation to update any such forward-looking statements.

SOURCE: Hub Group, Inc.

CONTACT- Lorna Williams, Investor Relations, +1-630-481-3632, lornawilliams@hubgroup.com

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2024		2023
		% of		% of
	Amount	Revenue	Amount	Revenue
Operating revenue	$999,493	100.0%	$1,152,265	100.0%

Operating expenses:
Purchased transportation and warehousing	740,172	74.1%	866,931	75.2%
Salaries and benefits	144,497	14.4%	137,431	11.9%
Depreciation and amortization	38,331	3.8%	35,449	3.1%
Insurance and claims	12,618	1.3%	12,683	1.1%
General and administrative	27,234	2.7%	25,541	2.2%
Gain on sale of assets, net	(498)	-0.0%	(3,975)	-0.3%
Total operating expenses	962,354	96.3%	1,074,060	93.2%

Operating income	37,139	3.7%	78,205	6.8%

Other income (expense):
Interest expense, net	(2,506)	-0.3%	(1,593)	-0.1%
Other, net	(170)	-0.0%	38	0.0%
Total other expense, net	(2,676)	-0.3%	(1,555)	-0.1%

Income before provision for income taxes	34,463	3.4%	76,650	6.7%

Provision for income taxes	7,410	0.7%	14,870	1.3%

Net income	$27,053		$61,780

Earnings per share
Basic	$0.44		$0.95
Diluted	$0.44		$0.94

Basic weighted average number of shares outstanding	61,325		65,098
Diluted weighted average number of shares outstanding	61,666		65,676

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2024	2023
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$195,362	$187,270
Accounts receivable trade, net	588,957	600,197
Accounts receivable other	4,940	3,358
Prepaid taxes	10,078	17,331
Prepaid expenses and other current assets	28,621	41,089
TOTAL CURRENT ASSETS	827,958	849,245

Restricted investments	20,393	20,763
Property and equipment, net	777,209	791,692
Right-of-use assets - operating leases	209,171	210,742
Right-of-use assets - financing leases	2,152	2,522
Other intangibles, net	295,943	304,607
Goodwill	735,460	733,695
Other non-current assets	22,984	22,781
TOTAL ASSETS	$2,891,270	$2,936,047

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$320,919	$349,378
Accounts payable other	18,179	14,471
Accrued payroll	31,964	21,731
Accrued other	126,475	121,253
Lease liability - operating leases	45,775	44,690
Lease liability - financing leases	1,253	1,579
Current portion of long term debt	104,035	105,108
TOTAL CURRENT LIABILITIES	648,600	658,210

Long term debt	230,775	245,574
Other non-current liabilities	52,932	55,287
Lease liability - operating leases	175,481	177,699
Lease liability - financing leases	823	865
Deferred taxes	160,443	163,767

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2024 and 2023.	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized; 72,303,228 shares issued in 2024 and 75,524,189 shares issued in 2023;
61,847,444 shares outstanding in 2024 and 62,200,921 shares outstanding in 2023.	755	755
Class B: $.01 par value; 662,300 shares authorized;
574,903 shares issued and outstanding in both 2024 and 2023.	6	6

Additional paid-in capital	208,932	209,830
Retained earnings	1,968,361	1,949,110
Accumulated other comprehensive loss	(137)	(129)
Treasury stock; at cost, 10,455,784 shares in 2024
and 13,323,268 shares in 2023	(555,701)	(524,927)
TOTAL STOCKHOLDERS' EQUITY	1,622,216	1,634,645
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,891,270	$2,936,047

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023

Cash flows from operating activities:
Net income	$27,053	$61,780
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization of intangibles and right-of-use assets	49,605	45,810
Deferred taxes	(3,025)	4,901
Non-cash share-based compensation expense	4,040	5,238
Gain on sale of assets, net	(498)	(3,975)
Changes in operating assets and liabilities, net of acquisitions:
Restricted investments	370	(1,122)
Accounts receivable, net	9,652	18,951
Prepaid taxes	7,253	7,605
Prepaid expenses and other current assets	12,468	13,617
Other non-current assets	(880)	(653)
Accounts payable	(24,755)	(17,705)
Accrued expenses	11,462	(40,065)
Non-current liabilities	(12,229)	(5,007)
Net cash provided by operating activities	80,516	89,375

Cash flows from investing activities:
Proceeds from sale of equipment	3,442	10,172
Purchases of property and equipment	(17,524)	(26,845)
Acquisitions, net of cash acquired	-	108
Net cash used in investing activities	(14,082)	(16,565)

Cash flows from financing activities:
Repayments of long term debt	(27,422)	(29,237)
Purchase of treasury stock	(25,756)	-
Stock withheld for payments of withholding taxes	(8,486)	(7,606)
Dividends paid	(7,626)	-
Finance lease payments	(606)	(888)
Proceeds from issuance of debt	11,550	20,831
Net cash used in financing activities	(58,346)	(16,900)

Effect of exchange rate changes on cash and cash equivalents	4	18

Net increase in cash and cash equivalents	8,092	55,928
Cash and cash equivalents beginning of period	187,270	286,642
Cash and cash equivalents end of period	$195,362	$342,570

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended March 31,
Operating Revenue	2024	2023
Intermodal and Transportation Services	$552,033	$709,249
Logistics	480,224	469,141
Inter-segment eliminations	(32,764)	(26,125)
Total operating revenue	$999,493	$1,152,265

	Three Months
	Ended March 31,
Operating Income	2024	2023
Intermodal and Transportation Services	$13,031	$49,379
Logistics	24,108	28,826
Total operating income	$37,139	$78,205

	Three Months
	Ended March 31,
Depreciation and Amortization	2024	2023
Intermodal and Transportation Services	$27,049	$27,142
Logistics	11,282	8,307
Total depreciation and amortization	$38,331	$35,449

RECONCILIATION OF NET INCOME TO EBITDA (1)
(in thousands)
(unaudited)

	Three Months
	Ended March 31,

	2024	2023

Net Income	$27,053	$61,780

Interest Expense, net	2,506	1,593

Depreciation and Amortization (2)	49,605	45,810

Provision for Income Taxes	7,410	14,870

EBITDA	$86,574	$124,053

(1)   By providing this non-GAAP measure of EBITDA, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented.

(2)   Includes depreciation of property and equipment, amortization of intangible assets and amortization of right-of-use assets.